Exhibit 99.2

Sono-Tek Announces Initial Sale of New Industrial-Scale Ultrasonic Food Coating System

(June 1, 2009 – Milton, NY) Sono-Tek Corporation (OTC BB:SOTK) announces initial sale of its first industrial-scale ultrasonic food coating system. The system is based on Sono-Tek’s proven WideTrack platform currently used in many glass and textile manufacturing lines worldwide. This unit was sold to Mesa Foods to replace a conventional spraying system at the customer’s baked goods facility in Louisville, KY.

This ultrasonic spray coating unit is used to uniformly coat a micronic layer of edible oil on formed dough prior to baking. The advantages of the ultrasonic food coating system are numerous: improved final product quality in uniformity of color and taste, reduced cost of goods by using less oil, and enhanced safety due to improved sanitary and environmental conditions at the manufacturing plant. The system had been installed and operating at the customer’s facility in production capacity for over five months prior to the sale.

The new WideTrack ultrasonic food coating system is comprised of an array of ultrasonic nozzles positioned over the food preparation line with computerized control and an integrated pumping system. The control system regulates the flow of liquid required according to the speed of the line and the performance requirements of the liquid coating to achieve precise, uniform deposition of the desired amount of liquid. The ultrasonic vibrations of the nozzles provide a self-cleaning mechanism and as a result the nozzles never clog.  In addition, the system uses dramatically less liquid than traditional air pressure spraying systems or spinning disk technologies. The system can be configured for a variety of widths, up to 120 inches and beyond if needed.

Sono-Tek CEO, Dr. Christopher L. Coccio states, “Sono-Tek’s WideTrack ultrasonic food coater offers the food industry key advantages in enhancing productivity and product performance with a very fast ROI. We are very excited about the potential for our ultrasonic food coating systems as the industry becomes familiar with this game-changing technology. Not only baked goods manufacturers, but also producers of frozen and refrigerated meals, dairy and meat products, as well as manufacturers of spices and flavorings, and even producers of food packaging films and environmentally-friendly compostable trays are now able to benefit from the advantages of our green technology.”

Sono-Tek will be presenting our ultrasonic technology systems at the upcoming annual conference and EXPO of the Institute of Food Technologists (IFT) in booth #1178, Anaheim, CA, in June 2009. Contact us via email at info@sono-tek.com or visit www.sono-tek.com

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.